SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 23, 2002

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina

13-3368271

(State or other jurisdiction of

(IRS Employer

incorporation or organization)

Identification No.)

2399 26th Avenue North

St. Petersburg, Florida

33734

(Address of Principal Executive Offices)

(Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

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ITEM 5.  OTHER EVENT - EARNINGS RELEASE

Flanders Corporation (Nasdaq:FLDR), today announced its results for the quarter ended March 31, 2003.  The Company reported earnings for the first quarter of $1.6 million ($0.06 per share) up 247% from $0.5 million ($0.02 per share) in the first quarter of 2002. Revenues for the quarter increased slightly to $43.0 million, compared to $42.5 million in the first quarter of 2002.

Operating profits increased approximately 22%, to $2.1 million, from $1.7 million in 2002, despite basically flat revenues. Other major differences between the quarters included a decrease in non-operating expenses of approximately $673,000, to $268,000 from $941,000 in the first quarter of 2002, primarily due to reduced long-term debt and renegotiated financing arrangements; and one-time income tax credits and adjustments which reduced our income tax expense for the quarter by approximately $538,000. Operating activities generated $2.9 million of cash during the first quarter of 2003, compared to $0.5 million for the first quarter of 2002.

We are continuing to focus on growth of our top line through market share gains through increased consumer awareness and exploring new applications of our technology. We will continue to emphasize cost containment through consolidation of administrative services and increases in operational efficiency.

Outlook

While unit shipments were up, indicating we have successfully increased our market share during the past year, a trend toward replacing higher-performance pleated filters with less expensive spun-glass filters has become noticeable during the past two months. A continuation or exacerbation of this trend, which we hope will reverse itself within three months, could have a negative impact on our revenues and operating margins, as higher-dollar and higher-margin sales are replaced by less expensive products.

We are continuing to experience heightened interest in our high-end containment products for application in government and commercial settings. This is an underdeveloped market, and we currently have no reliable data as to the size of this niche. We are currently pursuing contracts for these types of applications.

Conference Call

The Company has scheduled a conference call for Thursday, April 24, at 11:00 a.m. EDT.  People wishing to participate in the conference call should dial 973-582-2767 ten minutes prior to the call.

Selected Operations Data (all but "per share" data in millions)	Q1 2003	Q1 2002
Net sales	$ 43.0	$ 42.5
Gross profit	9.5	8.7
Operating expenses	7.3	7.0
Operating income	2.1	1.7
Earnings before income taxes	1.8	0.8
Net earnings	1.6	0.5
Earnings per share: Basic	$ 0.06	$ 0.02
Diluted	$ 0.06	$ 0.02
Common shares outstanding: Basic	26.0	26.0
Diluted	26.0	26.0

Selected Balance Sheet Data (in millions)	3/31/2003	12/31/2002
Working capital	$ 40.4	$ 41.4
Total assets	142.1	141.7
Long-term obligations	33.2	35.5
Total shareholders' equity	74.5	72.9

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 23, 2003

FLANDERS CORPORATION

By:  /s/  Steven K. Clark_________

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/ Chief Operating Officer and Director

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